Exhibit 10.14

Amendment One to the Under Armour, Inc.

Deferred Compensation Plan

WHEREAS, the Company has established the Under Armour, Inc. Deferred Compensation Plan, effective June 1, 2007 (the “Plan”);

WHEREAS, the Compensation Committee has the authority under Article 11 of the Plan to amend the Plan; and

WHEREAS, the Committee desires to amend the Plan to clarify certain payment terms and correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective June 1, 2007:

1. By amending the next-to-last sentence of Section 4.3 to read as follows:

“If, subject to the sole discretion of the Administrator, the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval and any payout shall be made in a lump sum in cash within sixty (60) days of the date of approval.”

2. By deleting Section 11.7.

3. By amending Section 16.16 to read as follows:

“16.16	Distribution Upon Income Inclusion Under Section 409A. Subject to Section 409A, the Administrator in its sole discretion may accelerate the time or schedule of a distribution under the Plan, or a distribution under the Plan may be made, at any time the Plan fails to meet the requirements of Section 409A. Any such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A. No Participant shall have discretion with respect to whether a distribution shall be accelerated under this Section 16.16, and no Participant shall be provided a direct or indirect election as to whether the Administrator’s discretion to accelerate a distribution under this Section 16.16 will be exercised.”

4. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.